                                                                      Exhibit 36

                          AGREEMENT AND PLAN OF MERGER

                             DATED AS OF MAY 1, 1999



                                      AMONG


                      KONINKLIJKE PHILIPS ELECTRONICS N.V.,


                              KPE ACQUISITION INC.



                                       AND



                              VLSI TECHNOLOGY, INC.
                             a Delaware corporation


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                                TABLE OF CONTENTS

                                                             PAGE


ARTICLE I.
     THE TENDER OFFER............................................2
          1.1.  The Offer........................................2
          1.2.  SEC Filings......................................3
          1.3.  Company Action...................................4
          1.4.  Composition of the Company Board.................5

ARTICLE II.
     THE MERGER..................................................6
          2.1.  The Merger.......................................6
          2.2.  Closing..........................................6
          2.3.  Effective Time...................................6
          2.4.  Effect of the Merger.............................6
          2.5.  Certificate of Incorporation.....................6
          2.6.  Bylaws...........................................7
          2.7.  Officers and Directors of Surviving Corporation..7
          2.8.  Effect on Capital Stock..........................7
          2.9.  Surrender and Payment............................8

ARTICLE III.
     REPRESENTATIONS AND WARRANTIES.............................10
          3.1.  Representations and Warranties of the Company...10
          3.2.  Representations and Warranties of Parent........21
          3.3.  Representations and Warranties of Parent and
                Merger Sub......................................23

ARTICLE IV.
     COVENANTS RELATING TO CONDUCT OF BUSINESS..................24
          4.1.  Covenants of the Company........................24
          4.2.  Covenants or Parent and Merger Sub..............26
          4.3.  Advice of Changes; Government Filings...........27

ARTICLE V.
     ADDITIONAL AGREEMENTS......................................28
          5.1.  Approval by the Company's Stockholders..........28
          5.2.  Access to Information...........................29
          5.3.  Approvals and Consents; Cooperation.............30
          5.4.  Acquisition Proposals...........................31


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          5.5.  Employee Benefits...............................32
          5.6.  Fees and Expenses...............................33
          5.7.  Indemnification; Directors" and Officers"
                Insurance.......................................33
          5.8.  Public Announcements............................34
          5.9.  Takeover Statutes...............................34
          5.10. Rights Agreement................................34
          5.11. Employee Stock Options..........................35
          5.12. Further Assurances..............................35

ARTICLE VI.
     CONDITIONS PRECEDENT.......................................35
          6.1.  Conditions to Each Party's Obligation to
                Effect the Merger...............................35

ARTICLE VII.
     TERMINATION AND AMENDMENT..................................36
          7.1.  Termination.....................................36
          7.2.  Effect of Termination...........................39
          7.3.  Amendment.......................................40
          7.4.  Extension.......................................40

ARTICLE VIII.
     GENERAL PROVISIONS.........................................40
          8.1.  Non-Survival of Representations, Warranties
                and Agreements; No Other Representations
                and Warranties..................................40
          8.2.  Notices.........................................41
          8.3.  Interpretation..................................41
          8.4.  Counterparts....................................42
          8.5.  Entire Agreement; No Third Party Beneficiaries..42
          8.6.  Governing Law; Jurisdiction; Waiver of
                Jury Trial......................................42
          8.7.  Severability....................................43
          8.8.  Assignment......................................44
          8.9.  Enforcement.....................................44
          8.10. Definitions.....................................44
          8.11. Performance by Merger Sub.......................46



                                       ii

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                    GLOSSARY OF DEFINED TERMS


                                                      LOCATION OF
DEFINITION                                           DEFINED TERM

Acquisition Proposal...............................Section 5.4(a)
Agreement................................................Preamble
Board of Directors................................Section 8.10(a)
Business Day......................................Section 8.10(b)
Certificate of Merger.................................Section 2.3
Certificates.......................................Section 2.9(b)
Closing...............................................Section 2.2
Closing Date..........................................Section 2.2
Code...............................................Section 3.1(h)
Company..................................................Preamble
Company Benefit Plans...........................Section 3.1(1)(i)
Company Board............................................Recitals
Company Common Stock.....................................Recitals
Company Disclosure Schedule...........................Section 3.1
Company Equity Plans..............................Section 8.10(c)
Company Material Contracts.........................Section 3.1(k)
Company Permits....................................Section 3.1(f)
Company Products...................................Section 3.1(q)
Company Rights Agreement........................Section 3.1(b)(i)
Company SEC Reports.............................Section 3.1(d)(i)
Company Stockholders Meeting.......................Section 5.1(c)
Company Voting Debt...........................Section 3.1(b)(iii)
Confidentiality Agreement.............................Section 5.2
Continuing Directors...............................Section 1.4(c)
DGCL.....................................................Recitals
Dissenting Shares..................................Section 2.9(h)
Effective Time........................................Section 2.3
ERISA...........................................Section 3.1(1)(i)
Environmental Law..................................Section 3.1(s)
Exchange Act..................................Section 3.1(c)(iii)
Exchange Agent.....................................Section 2.9(a)
Expenses..............................................Section 5.6
GAAP............................................Section 3.1(d)(i)
Governmental Entity...........................Section 3.1(c)(iii)
Hambrecht & Quist..................................Section 3.1(n)
Hazardous Substance................................Section 3.1(s)


                                       iii

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                                                      LOCATION OF
DEFINITION                                           DEFINED TERM

Indemnified Party.....................................Section 5.7
Information Statement...........................Section 3.1(e)(i)
Intellectual Property.............................Section 8.10(d)
Liens..........................................Section 3.1(b)(ii)
Material Adverse Effect...........................Section 8.10(e)
Material Subsidiaries.............................Section 8.10(f)
Merger...................................................Recitals
Merger Consideration...............................Section 2.8(c)
Merger Sub...............................................Preamble
Minimum Condition..................................Section 1.1(a)
Minimum Shares.....................................Section 1.1(a)
Morgan Stanley.....................................Section 3.1(n)
Multiemployer Plan......................................3.1(l)(i)
Nasdaq........................................Section 3.1(c)(iii)
Offer....................................................Recitals
Offer Documents....................................Section 1.2(a)
Organizational Documents..........................Section 8.10(g)
Option............................................Section 5.10(a)
Outside Date.......................................Section 7.1(b)
Parent...................................................Preamble
Parent Disclosure Schedule............................Section 3.2
Parent Representatives................................Section 5.2
Payment Fund.......................................Section 2.9(a)
Person............................................Section 8.10(h)
Price Per Share..........................................Recitals
Proxy Statement.................................Section 3.1(e)(i)
Required Company Votes.............................Section 3.1(j)
Required Consents.................................Section 8.10(i)
Required Regulatory Approvals......................Section 6.1(d)
Schedule 14D-1.....................................Section 1.2(a)
Schedule 14D-9.....................................Section 1.2(b)
SEC................................................Section 1.2(a)
Securities Act................................Section 3.1(c)(iii)
Subsidiary........................................Section 8.10(j)
Superior Proposal..................................Section 5.4(b)
Surviving Corporation.................................Section 2.1
Takeover Statute......................................Section 5.9
Tax...............................................Section 8.10(k)
Taxable...........................................Section 8.10(k)
Taxes.............................................Section 8.10(k)


                                       iv

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                                                      LOCATION OF
DEFINITION                                           DEFINED TERM

Tax Return........................................Section 8.10(k)
Terminating Company Breach.........................Section 7.1(h)
Terminating Parent Breach..........................Section 7.1(i)
Termination Fee....................................Section 7.2(b)
the other party...................................Section 8.10(l)
Violation......................................Section 3.1(c)(ii)
Year 2000 Compliant................................Section 3.1(q)



                                        v

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          This AGREEMENT AND PLAN OF MERGER, dated as of May 1, 1999 (this
"Agreement"), by and among KONINKLIJKE PHILIPS ELECTRONICS N.V., a company incorporated under the laws of The Netherlands ("PARENT"), KPE ACQUISITION INC., a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("MERGER SUB"), and VLSI TECHNOLOGY, INC., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H :

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions of this Agreement;

          WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to amend its tender offer commenced on March 5, 1999 (as amended prior to the date hereof and as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all of the issued and outstanding shares of the Common Stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") at a price per share of Company Common Stock of $21.00 net to the seller in cash (such price, as it may be increased in accordance with the terms of this Agreement, the "PRICE PER SHARE") upon the terms and conditions set forth in this Agreement, including Annex A hereto;

          WHEREAS, in order to complete such acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Price Per Share in cash;

          WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has unanimously approved this Agreement, the Offer and the Merger, has determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders and is recommending that the Company's stockholders accept the Offer, tender their shares of Company Common Stock thereunder and adopt and approve the Merger and this Agreement:

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

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                                   ARTICLE I.
                                THE TENDER OFFER

1.1. THE OFFER.

          (a) Provided that this Agreement shall not have been terminated in accordance with Article VII, then (i) not later than the first Business Day after execution of this Agreement, Parent and the Company shall issue a public announcement of the execution of this Agreement and (ii) Merger Sub shall, as soon as practicable, but in no event later than two Business Days after the date of such announcement, amend (within the meaning of Rule 14d-2(a) of the Exchange
Act) the Offer to provide for the purchase of all of the outstanding shares of Company Common Stock at the Price Per Share subject to reduction only for any applicable federal withholding taxes. The initial expiration date of the Offer shall be the tenth Business Day from and after the date the Offer is amended to provide for the purchase of all of the outstanding shares of Company Common Stock in accordance with the terms hereof. The Offer shall be made pursuant to a Supplemental Offer to Purchase and related Letter of Transmittal in form reasonably satisfactory to the Company and containing terms and conditions set forth in this Agreement. The obligation of Merger Sub to accept for payment, purchase and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to (i) at least that number of shares of Company Common Stock equivalent to a majority of the total issued and outstanding shares of Common Stock on a fully diluted basis on the date such shares are purchased pursuant to the Offer (the "MINIMUM SHARES") being validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION") and
(ii) the satisfaction of the other conditions set forth in Annex A hereto, any of which conditions may be waived by Merger Sub in its sole discretion. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered to Merger Sub pursuant to the Offer.

          (b) Without the prior written consent of the Company, neither
Parent nor Merger Sub will (i) decrease the Price Per Share payable in the Offer, (ii) decrease the number of shares of Company Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer, (iii) change or amend the conditions to the Offer (including the conditions set forth in Annex A hereto) or impose additional conditions to the Offer, (iv) change the expiration date of the Offer or (v) otherwise amend, add or waive any term or condition of the Offer in any manner adverse to the holders of shares of Company Common Stock; provided, however, that if on any scheduled expiration date of the Offer all conditions to the Offer have not been satisfied or waived, Merger Sub may, and at the request of the Company shall, from time to time, extend the expiration date of the Offer for up to 10 additional Business Days (but in no event shall Merger Sub be required to extend the expiration date of the Offer beyond the Outside Date); and provided further that Merger Sub may, (x) without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer and (y) extend the Offer if (1) the conditions to the Offer shall have been satisfied or waived and (2) the number of shares of Company Common Stock that have been validly tendered and not withdrawn represent more than 50% but less than 90% of the issued and outstanding shares of the Company Common Stock; provided, however, that in no event shall the extensions permitted under the foregoing clause (y) exceed, in the aggregate, 10 Business Days. Parent and Merger Sub will, subject to the terms and conditions of this Agreement, use their best efforts to consummate the Offer. Assuming the prior satisfaction or waiver of all the conditions to the Offer set forth in Annex A, and subject to the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as permitted under applicable law, recognizing that the parties wish to close as expeditiously as possible after all Required Regulatory Approvals are obtained and following the expiration or termination of all applicable waiting periods under antitrust or other competition laws of any applicable jurisdictions. Parent shall provide, or cause to be provided, to Merger Sub, on a timely basis, the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

1.2. SEC FILINGS.

          (a) As soon as reasonably practicable following the date hereof but in no event later than two Business Days after the date of the announcement referenced in Section 1.1(a), Parent and Merger Sub shall file with the Securities and Exchange Commission (the "SEC") with respect to the Offer, an amendment to the Tender Offer Statement on Schedule 14D-1 filed by Parent and Merger Sub on March 5, 1999 (as so amended, and as amended prior to the date hereof and from time to time hereafter, the "SCHEDULE 14D-1") to provide for the purchase of the issued and outstanding shares of Company Common Stock in accordance with the terms hereof. The Schedule 14D-1 will comply as to form and content in all material respects with the applicable provisions of the federal securities laws and will contain or incorporate by reference the Supplemental Offer to Purchase, the related Letter of Transmittal and other ancillary documents and agreements pursuant to which the Offer will be made (the Schedule 14D-1, the Supplemental Offer to Purchase, the Letter of Transmittal and such other documents being collectively referred to herein as the "OFFER DOCUMENTS"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC, and Parent and Merger Sub shall consider such comments in good faith. Parent and Merger Sub agree to provide to the Company and its counsel any comments which Parent, Merger Sub or their counsel may receive from the Staff of the SEC with respect to the Offer Documents promptly after receipt thereof. Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and to disseminate any revised Offer

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Documents to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

          (b) The Company shall file with the SEC an amendment to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on March 18, 1999 (as so amended, and as amended prior to the date hereof and as amended from time to time hereafter, the "SCHEDULE 14D-9") containing the recommendation of the Company Board described in Section 5.1(a) (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with the terms of this Agreement) which will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company will file its amended Schedule 14D-9 no later than four Business Days following the filing of the amendment to the Schedule 14D-1 as required by Section 1.2(a). The Company will cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to Parent and Merger Sub and their counsel any comments which the Company or its counsel may receive from the Staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall hare become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the
Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request.

1.3. COMPANY ACTION. Promptly upon execution of this Agreement and in connection with the Offer, the Company shall furnish Merger Sub with such information (including a list of the stockholders of the Company, mailing labors and a list of securities positions, each as of a recent date), and shall thereafter render such assistance, as Parent or Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and each of their respective affiliates and associates shall (a) hold in confidence the information contained in any of such labels and lists, (b) use such information only in connection with the Offer and the Merger and (c) if this Agreement is terminated, promptly deliver to the Company all copies of such information then in their possession.

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1.4. COMPOSITION OF THE COMPANY BOARD.

          (a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, not less than a majority of the outstanding shares of Company Common Stock on a fully diluted basis pursuant to the Offer, Merger Sub shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplies by the percentage that such number of shares of Company Common Stock owned in the aggregate by Merger Sub or Parent, upon such acceptance for payment, bears to the number of shares of Company Common Stock outstanding; provided, however, that until the Effective Time there shall be at least two Continuing Directors. Upon the written request of Merger Sub, the Company shall, on the date of such request, (i) either increase the size of the Company Board or use its reasonable efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company Board and (ii) cause Parent's designees to be so elected, in each case as may be necessary to comply with the foregoing provisions of this Section 1.4(a).

          (b) The Company's obligation to cause designees of Merger Sub to be elected or appointed to tho Company's Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent and Merger Sub will supply to the Company in writing and be solely responsible for any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and applicable rules and regulations.

          (c) After the time that Merger Sub's designees constitute at least a majority of the Company's Board and until the Effective Time, any (i) amendment or termination of this Agreement, (ii) amendment to the Organizational Documents of the Company, (iii) extension of time for the performance or waiver of the obligations or other acts of Parent or Merger Sub or waiver of the Company's rights hereunder or (iv) action by the Company with respect to this Agreement and the transactions contemplated hereby which materially and adversely affects the interests of the stockholders of the Company, shall require the approval of a majority of the then serving directors, if any, who are directors as of the date hereof (the "CONTINUING DIRECTORS"), except to the extent that applicable law requires that such action be acted upon by the full Company Board, in which case such action will require the concurrence of a majority of the Company Board, which majority shall include each of the Continuing Directors. If there is more than one Continuing Director and prior to the Effective Time, the number of Continuing Directors is reduced for any reason, the remaining Continuing Director or Directors shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for purposes of this Agreement. In the event there is only one Continuing Director and he or she resigns or is removed or if all Continuing Directors resign or are removed, he, she or they, as applicable, shall be entitled to designate his, her or their successors, as the case may be, each of whom shall be deemed a Continuing Director for purpose of this Agreement. The Company Board shall not delegate any matter set forth in this Section 1.4 to any committee of the Company Board.

                                   ARTICLE II.
                                   THE MERGER

2.1. THE MERGER. Upon the terms and subject to the conditions act forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") in accordance with the DGCL.

2.2. CLOSING. The closing of the Merger (the "CLOSING") will take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "CLOSING DATE"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, CA 94111, unless another place is agreed to in writing by the parties hereto.

2.3. EFFECTIVE TIME. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware either (i) a certificate of merger, in form and substance satisfactory to the Company and Parent, or (ii) in the event Merger Sub shall have acquired 90% or more of the outstanding shares of Company Common Stock, a certificate of ownership and merger (in either such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

2.4. EFFECT OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL.

2.5. CERTIFICATE OF INCORPORATION. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law, provided that such certificate of incorporation shall be amended to reflect "VLSI Technology, Inc." as the name of the Surviving Corporation.

2.6. BYLAWS. The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Company until thereafter changed or amended as provided therein or by applicable law.

2.7. OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

2.8. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

          (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by a wholly owned Subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

          (c) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 2.9(h), at the Effective Time each issued and outstanding share of Company Common stock (other than shares to be canceled in accordance with Section 2.8(b)) shall be converted into the right to receive $21.00 in cash, without interest (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surren der of such certificates, the Merger Consideration.

2.9. SURRENDER AND PAYMENT.

          (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "EXCHANGE AGENT") to receive the Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to
Section 2.8. Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent or Merger Sub shall deposit with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock outstanding (and not to be canceled pursuant to Section 2.8(b)) immediately prior to the Effective Time, multiplied by (ii) the Price Per Share. The deposit made by Parent or Merger Sub pursuant to the preceding sentence is hereinafter referred to as the "PAYMENT FUND"). The Exchange Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) promptly applied to making the payments provided for in Section 2.8(c). The Payment Fund shall not be used for any purpose that is not provided for herein.

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be canceled or retired in accordance with Section 2.8(b), (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.9, each Certificate (other than Certificates representing Dissenting Shares or shares of Company Common Stock to be canceled pursuant to Section 2.8(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

          (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (d) UNCLAIMED FUNDS. Any portion of the Payment Fund made available to the Exchange Agent pursuant to Section 2.9(a) that remains unclaimed by holders of the Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration.

          (e) NO LIABILITY. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) INVESTMENT OF FUNDS. The Payment Fund shall be invested by the Exchange Agent in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-l or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, in each case with maturities not exceeding seven days. All earnings thereon shall inure to the benefit of the Parent.

          (g) LOST CERTIFICATES. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the granting of an indemnity reasonably satisfactory to Parent against any claim that may be made against it, the Surviving Corporation or the Exchange Agent, with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate, to which such Person is entitled pursuant hereto.

          (h) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock, outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the "DISSENTING SHARES"), shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") or the Company SEC Reports, the Company represents and warrants to Parent and Merger Sub as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of the Company and its Material Subsidiaries has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Material Subsidiaries is duly qualified and in good standing or otherwise authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify, when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. The copies of the Organizational Documents of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement. Each of the Company and its Subsidiaries has the requisite corporate power and corporate authority to carry on its respective businesses in all material respects as they are now being conducted. The Company's Certificate of Incorporation and By-Laws and the comparable governing instruments of each of its Subsidiaries are in full force and effect.

          (b)  CAPITAL STRUCTURE.

               (i) As of the date of this Agreement, the authorized capital stock of the Company consists of (A) 200,000,000 shares of Company Common Stock, of which not more than 46,591,000 shares plus no more than 600,000 shares issued pursuant to the Company's Employee Stock Purchase Plan since December 31, 1998 are outstanding, and (B) 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants or other rights to acquire capital stock from the Company other than (C) rights issued pursuant to the Rights Agreement dated as of November 7, 1989 between the Company and BankBoston, N.A., as amended and restated as of August 12, 1992, amended as of August 24, 1992, and amended and restated as of March 7, 1999 (as amended, the "COMPANY RIGHTS AGREEMENT") and (D) options representing in the aggregate the right to purchase not more than 11,293,000 shares of Company Common Stock under the Company Equity Plans.

               (ii) All of the issued and outstanding shares of capital stock of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any liens, pledges, security interests, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("LIENS").

               (iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("COMPANY VOTING DEBT") are issued or outstanding.

               (iv) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or its Subsidiaries is a party or by which any of them is bound obligating the Company or a Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or such Subsidiary or obligating the Company or such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or such Subsidiary. Immediately prior to the consummation of the Offer and Merger, no shares of Company Common Stock or other securities of the Company will be issuable pursuant to the Company Rights Agreement, and, immediately after the Effective Time, the Surviving Corporation will, assuming the execution of releases by holders of outstanding Company stock options as described in Section 5.11, have no obligation to issue, transfer or sell any shares of common stock of the Surviving Corporation pursuant to any compensation and benefit plan.

          (c)  AUTHORITY; NO CONFLICTS.

               (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement and approval of the Merger by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company Board has unanimously approved this Agreement, the Offer and the Merger and determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders.

               (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of consent, termination, amendment, cancellation or acceleration, loss or creation, a "VIOLATION"), or result in any material adverse change in the rights or obligations of the Company, pursuant to: (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries or (B) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, compensation or benefit plan (or any grant or award made pursuant thereto) or other agreement, obligation, instrument, contract, permit, concession, franchise, license, judgment, order, award, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Company's Subsidiaries or their respective properties or assets.

               (iii) No consent, registration, permit, approval, order or authorization of, or registration, declaration, notice, report, or other filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any Material Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (B) the DGCL with respect to the filing and recordation of appropriate merger or other documents, (C) rules and regulations of the Nasdaq National Market ("NASDAQ"), and (D) antitrust or other competition laws of any applicable jurisdictions and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. Notwithstanding the foregoing, the Company will use its commercially reasonable efforts to obtain all the consents required to consummate the transactions contemplated hereby.

          (d)  REPORTS AND FINANCIAL STATEMENTS.

               (i) Since December 31, 1998, the Company has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, including all exhibits thereto, the "COMPANY SEC REPORTS"). The Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), did not, and any Company SEC Reports filed with the SEC subsequent to the date hereof and prior to the purchase of shares pursuant to the Offer will not, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included or to be included in, or incorporated by reference into, the Company SEC Reports presents or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and will not be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report filed prior to the date hereof), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

               (ii) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business or related to the potential sale of the Company since December 31, 1998 (none of which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company), the Company does not have any undisclosed liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company which have had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (e)  INFORMATION SUPPLIED.

               (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the information statement (the "INFORMATION STATEMENT") advising stockholders of the Company that the requisite number of stockholders have consented to the Merger, if applicable, (B) the proxy statement relates the Company Stockholders Meeting (the "PROXY STATEMENT"), if applicable, (C) the
     Schedule 14D-9 or (D) the Offer Documents will, at the respective times such documents are filed, and, with respect to the Offer Documents, the Information Statement, if any, and the Proxy Statement, if any, when first published, sent or given to the stockholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, at the light of the circumstances under which they are made, not false or misleading or, in the case of the Offer Documents, the Information Statement, if any, and the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholders Meeting (as defined below), if any, and at the Effective Time, contain an untrue statement of a material fact or omit to date any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Stockholders Meeting, if any, which shall have become false or misleading. The Proxy Statement, if any, the Information Statement, if any, and Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

               (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement, if any, the Information Statement, if any, and Schedule 14D-9 based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

               (iii) The documents and information supplied by the representatives of the Company to the representatives of Parent and Merger Sub in connection with the Company's management presentation on Thursday, April 8, 1999 with respect to commercial relationships, volumes of business done with significant suppliers and customers and total backlog were prepared in good faith by the Company on bases reflecting the best then available estimates and judgments of the Company.

          (f) COMPLIANCE WITH APPLICABLE LAWS; REGULATORY MATTERS. The Company and its Material Subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of their businesses, taken as a whole (the "COMPANY PERMITS"). The Company and its Material Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed with the SEC prior to the date hereof, the businesses of the Company and its Material Subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which could not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any Material Subsidiary is pending or, to the knowledge of the Company, threatened, other than investigations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

          (g) LITIGATION. There is no litigation, arbitration, claim, suit, action, inves tigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Material Subsidiary which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (h) TAXES. Except as disclosed to Parent's representatives during their due diligence investigation or in the Company SEC Reports filed with the SEC prior to the date hereof: (i) The Company and its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and its Material Subsidiaries have paid all Taxes that are shown as due on such filed Tax Returns or for which no Tax Return is required to be filed for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company; (iii) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any Subsidiary which, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on the Company; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed, or material issues that have been raised in connection with the examination of Tax Returns and that could reasonably be expected to give rise to such deficiencies or claims, against the Company or any Subsidiary which, if such deficiencies or claims were finally resolved against the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on the Company; (v) there are no material Liens for Taxes upon the assets of the Company or any Subsidiary, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and that could not be reasonably expected to have, individually or in the aggregate, Material Adverse Effect on the Company if any such contest is unsuccessful;
     (vi) the Company is not, nor was it at any time during the five-year period ending on the date on which the Effective Time occurs, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code; (vii) neither of the Company nor any Subsidiary has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"); and (viii) other than payments to the officers and employees whose names are set forth on Schedule 3.1(1), no material payment (or acceleration of benefits) required to be made to any employee or former employee of the Company or any Subsidiary as a result of the transactions contemplated by this Agreement under any Company Benefit Plan or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

          (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998 through the date of this Agreement, (A) each of the Company and the Company's Material Subsidiaries has conducted its business in the ordinary course and has not incurred any material liability, except in the ordinary course of their respective businesses; (B) there has not been any change in the business, financial condition or results of operations of the Company or its Subsidiaries that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company; (C) there has not been any entry by the Company or its Subsidiaries into any employment agreement, severance agreement or termination agreement with any employee of the Company other than in the ordinary course of business; (D) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company nor has there been any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or such Subsidiary; (E) there has not been any change by the Company in accounting principles, practices or methods; (F) except as provided for herein or as disclosed in the Company SEC Reports filed with the SEC prior to the date hereof, there has not been any material increase in the compensation payable or which could become payable by the Company and its Subsidiaries to their officers or key employees, or any amendment of any compensation and benefit plans;
     (G) there has not been any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries other than the amendments to the Company Rights Agreement; and (H) there has not been any acquisition, sale or transfer of any material assets of the Company or any of its Subsidiaries.

          (j) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "REQUIRED COMPANY VOTES") is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby and is only necessary in the event that the number of shares of the Company Common Stock tendered pursuant to the Offer represents less than 90% of the issued and outstanding shares of the Company Common Stock.

          (k) CERTAIN AGREEMENTS. (i) All contracts listed as an exhibit to the Company's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of the Company and its Subsidiaries and (ii) to the knowledge of the General Counsel of the Company, any other agreement within the meaning set forth in item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (the "COMPANY MATERIAL CONTRACTS") are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, and neither the Company nor its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Company Material Contract, except for defaults which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, such Company Material Contract, except for defaults or breaches which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (l)  EMPLOYEE BENEFIT PLANS: LABOR MATTERS.

               (i) With respect to each employee benefit plan as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and with respect to each other material employee benefit plan, program, arrangement and contract (including any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract), to which the Company or any Subsidiary is a party, which is maintained or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Subsidiary could incur material liability under Section 4069, 4201 or 4212(c) of ERISA other than any "multiemployer plan" within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan") (collectively, the "COMPANY BENEFIT PLANS"), the Company has made available to Parent a true and complete copy of such Company Benefit Plan.

               (ii) Each of the Company Benefit Plans that is an "employee" pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter.

               (iii) With respect to the Company Benefit Plans and any Multiemployer Plan, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Material Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, Multiemployer Plan, ERISA, the Code or any other applicable law which could reasonably be expected to have a Material Adverse Effect on the Company.

               (iv) All Company Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. There is no material pending or, to the knowledge of the Company threatened, litigation relating to the Company Benefit Plans. No Company Benefit Plan is subject to Title IV of ERISA and no liability under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
     Section 4001(a)(15) of ERISA, of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE").

               (v) Neither the Company nor any of its Subsidiaries has any material obligations for retiree health and life benefits under any Company Benefit Plan except to the extent required by applicable law.

               (vi) All Company Benefit Plans maintained outside of the United States are in substantial compliance and comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Benefit Plan.

               (vii) Neither of the Company nor any Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Subsidiary. There is no pending labor dispute, strike or work stoppage against the Company or any Subsidiary which may interfere with the respective business activities of the Company or any Subsidiary, except where such dispute, trike or work stoppage could not reasonably be expected to have a Material Adverse Effect on the Company. There is no pending charge or complaint against the Company or any Material Subsidiary by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Material Adverse Effect on the Company.

          (m)  INTELLECTUAL PROPERTY.

               (i) Except as would not have a Material Adverse Effect on the Company, to the knowledge of the General Counsel of the Company, all material patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and, (A) neither the Company nor any of its Subsidiaries is, nor will the Company or any of its Subsidiaries be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, in violation of, and no claims are pending or, to the knowledge of the Company, threatened that the Company or any Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Intellectual property and (B) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any Subsidiary with respect to any Intellectual Property owned by and/or licensed to the Company or any Subsidiary.

               (ii) It is the policy of the Company to require that its employees execute agreements assigning to the Company all rights such employees otherwise would have in Intellectual Property developed by such employees while in the employ of the Company.

          (n) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") and Hambrecht & Quist LLC ("HAMBRECHT & QUIST"), the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

          (o) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of each of Morgan Stanley and Hambrecht & Quist dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock other than Parent and its affiliates. A copy of each written opinion will promptly be provided to Parent.

          (p) PRODUCT WARRANTIES. Except as would not have a Material Adverse Effect on the Company, as of the date hereof, to the knowledge of the Company, there are no pending or threatened material claims with respect to any warranties, with respect to the products of the Company or any of its Subsidiaries.

          (q) YEAR 2000. Except as disclosed in the Company SEC Reports filed with the SEC prior to the date hereof, the Company has a Year 2000 program in place which, to the knowledge of the Company, is adequate to cause all computer software and data processing devices designed by the Company (i) used in or for the manufacturing of Company Products by the Company and/or any of its Subsidiaries, or (ii) utilized in or by any Company Products, including any Company Products sold and/or installed prior to the date hereof, to become "Year 2000 Compliant" during 1999 and the Company reasonably believes that all material costs associated with such program are included in the Company's 1999 budget and in its 2000 strategic plan, in each case except as had not had or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. "YEAR 2000 COMPLIANT" means that the product or software accurately processes and stores date/time data (including, but not limited to calculating, comparing, displaying, recording and sequencing operations involving date/time data) during, from and into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including correct processing of leap year data.

          (r) RIGHTS AGREEMENT. The Company has amended the Company Rights Agreement to provide that neither Parent nor any of its "affiliates" or "associates" (each as defined in the Company Rights Agreement) (including Merger Sub) shall be deemed an Acquiring Person (as defined in the Company Rights Agreement) and that the Distribution Date (as defined in the Company Rights Agreement) shall not be deemed to occur, and that the Rights will not separate from the shares of Company Common Stock, as a result of the entering into this Agreement, the commencement of the Offer or the consummation of the Merger or the other transactions contemplated hereby.

          (s) ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company: (i) the Company and each Subsidiary has complied with all Environmental Laws; (ii) no property that has been owned or operated by the Company or any current or former Subsidiary contains any Hazardous Substance which could be expected to require investigation or remediation under any Environmental Law; (iii) the Company and its Subsidiaries are not subject to liability for any off-site disposal or contamination; (iv) the Company and its Subsidiaries have not received any claims, orders or notices alleging responsibility or liability under any Environmental Law; and (v) there are no other circumstances involving the Company or any Subsidiary that are likely to result in any claims, liabilities, costs or property restrictions in connection with any Environmental Law. As used herein, "ENVIRONMENTAL LAW" means any law, regulation, order, decree, common law or agency requirement relating to the protection of the environment or human health and safety. "HAZARDOUS SUBSTANCE" means any substance that is listed, classified or regulated in any concentration under any Environmental Law including petroleum products, asbestos and polychlorinated biphenyls.

3.2. REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth in the Parent Disclosure Schedule delivered by Parent to the Company at or prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE") or the Parent SEC Reports, Parent represents and warrants to the Company as follows:

          (a) ORGANIZATION, STANDING AND POWER. Parent has been duly organized and is validly existing under the laws of its jurisdiction of organization. Parent is duly qualified or otherwise authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect on Parent.

          (b)  AUTHORITY; NO CONFLICTS.

               (i) Parent has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Parent or any of its Material Subsidiaries or (B) except as could not reasonably be expected to have a Material Adverse Effect on Parent or material impair or delay the ability of Parent to consummate the transactions contemplated hereby and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, any of its Material Subsidiaries or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) of Section 3.1(c)(iii), (B) filings with Governmental Entities administering, and the expiration of applicable waiting periods under, applicable antitrust and other competition laws in any applicable jurisdictions may be required, (C) any filings required to be made or consents that have to be obtained or arrangements that have to be made in order to ensure that the United States government or any agency thereof will not challenge the consummation of the transactions contemplated hereby on national security grounds and (D) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or delay the ability of Parent to consummate the transactions contemplated hereby.

          (c)  INFORMATION SUPPLIED.

               (i) None of (A) the Offer Documents or (B) the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement, if any, the Proxy Statement, if any, the Schedule 14D-9 and any other documents to be filed with the SEC in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Information Statement, if any, the Proxy Statement, if any, and the Offer Documents, when first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not false or misleading or, in the case of the Information Statement, if any, the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholders Meeting, if any, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Stockholders Meeting, if any, which shall have become false or misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and Securities Act and the rules and regulations of the SEC thereunder.

               (ii) Notwithstanding the foregoing provisions of this Section 3.2(d), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Information Statement, if any, the Proxy Statement, if any, or the Offer Documents based on information supplied by the Company for inclusion or incorporation by reference therein.

          (d) VOTE REQUIRED. No vote of the holders of the outstanding shares of common stock of Parent is necessary to approve this Agreement and the transactions contemplated hereby.

          (e) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent on Merger Sub, except Credit Suisse First Boston Corporation.

          (f) OWNERSHIP OF COMPANY CAPITAL STOCK. Except for 1,235,000 shares of Company Common Stock owned by affiliates of Parent, as of the date of this Agreement, neither Parent nor any of its Subsidiaries or, to the best of its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or ii), shares of capital stock of the Company.

          (g) FINANCING. Parent has available, and will make available to Merger Sub, sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement.

3.3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub represent and warrant to the Company as follows:

          (a) ORGANIZATION AND CORPORATE POWER. Merger Sub is an indirect wholly owned Subsidiary of Parent and a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

          (b) CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and consti tutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) NON-CONTRAVENTION. The execution, delivery and performance by Merger sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Organizational Document of Merger Sub.

          (d) NO BUSINESS ACTIVITIES. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the commencement of the Offer, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV.
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1. COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing):

          (a) ORDINARY COURSE. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, and shall use all commercially reasonable efforts to preserve intact their present business organizations and preserve their existing relationships with customers, suppliers, employees and others having business dealings with them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. The Company shall not, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (iii) repurchase, redeemed or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except as otherwise permitted under certain option agreements to effect cashless option exercises.

          (c) ISSUANCE OF SECURITIES. The Company shall not and shall cause its Subsidiaries not to issue, pledge, dispose of or encumber, deliver or sell, or authorize or propose the issuance, disposition, encumbrance, pledge, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise of stock options or stock appreciation rights issued in the ordinary course of business in accordance with the terms of the Company Equity Plans as in effect on the date of this Agreement and (ii) issuances of options, rights or other awards in the ordinary course of business pursuant to the Company Equity plans as in effect on the date of this Agreement.

          (d) ORGANIZATIONAL DOCUMENTS AND COMPANY RIGHTS AGREEMENT. Except to the extent required to comply with their respective obligations hereunder or required by law, the Company and its Material Subsidiaries shall not amend or propose to amend their respective Organizational Documents or amend, modify or terminate the Company Rights Agreement.

          (e) INDEBTEDNESS. The Company shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debt securities of other Persons other than indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries and other than in the ordinary course of business, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or (iii) pay, discharge, modify or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses
     (ii) and (iii), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business.

          (f) COMPENSATION. The Company shall not, and shall not permit its Subsidiaries to (i) increase the compensation payable or to become payable to any of its executive officers or employees or (ii) take an action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than as required pursuant to benefit plans and policies in effect on the date of this Agreement), except any such increases or grants made in the ordinary course of business, pursuant to agreements, plans or policies existing on the date hereof or as otherwise provided under this Agreement.

          (g) TAX ELECTIONS. The Company shall not, and shall not permit its Subsidiaries to, make any material Tax election or change its (or its Subsidiaries') method of accounting for Tax purposes.

          (h) EMPLOYMENT. The Company shall not, and shall not permit its Subsidiaries to, release or otherwise terminate the employment of any employee or hire any new employees, except in the ordinary course of business.

          (i) BENEFIT PLANS AND AGREEMENTS. The Company shall not, and shall not permit its Subsidiaries to, establish, adopt or enter into any new employee benefit plans or agreements (including pension, profit sharing, bonus, incentive compensation, director and officer compensation, severance, medical, disability, life or other insurance plans, and employment agreements) or amend or modify any existing Company Benefit Plans, or extend coverage of the Company Benefit Plans, except in each case for amendments or modifications required by applicable law and except as set forth in the Company Disclosure Schedule.

          (j)  OTHER ACTIONS.

               (i) The Company shall not, and shall not permit its Subsidiaries to, take any action that could reasonably be expected to result in (A) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (B) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (C) except as otherwise permitted by
     Section 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

               (ii) The Company shall not, and shall not permit its Subsidiaries to, (A) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets except in the ordinary course of business; (B) authorize capital expenditures in any manner not reflected in the capital budget of the Company as currently in effect or make any acquisition of, or investment in, any business or stock of any other person or entity except in the ordinary course of business; (C) settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any of the Company Material Contracts or waive, release or assign any material rights or claims; (D) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without the prior written approval of Parent, except in the ordinary course of business; or (E) terminate the employment of any employee who is covered by a change in control, employment, termination or similar agreement, except for Cause (as defined in such agreements) or permit circumstances to exist that would provide such employee with Good Reason (as defined in such agreements) to terminate employment.

4.2. COVENANTS OR PARENT AND MERGER SUB. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing) Parent shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Parent or Merger Sub set forth in this Agreement that are qualified as to materiality becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied.

4.3. ADVICE OF CHANGES; GOVERNMENT FILINGS.

          (a) Each party shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or material adversely affect its ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company shall file all reports required to be filed by it with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to Parent copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

          (b) Each party shall cooperate with each other and shall use its respective reasonable best efforts to reach a mutually satisfactory arrangement with the United States government or an appropriate agency thereof so that Parent's acquisition of the Company Common Stock would not present national security concerns on account of the Company being a party to United States government contracts (it being agreed that in determining whether any such arrangement is satisfactory, Parent shall take into account the relative materiality of the Company's government contract business as compared to the business of the Company as a whole). For purposes of the foregoing sentence, reasonable best efforts shall include making available knowledgeable individuals and retaining suitable advisors and conducting meetings and discussions with representatives of the United States government.

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

5.1. APPROVAL BY THE COMPANY'S STOCKHOLDERS.

          (a) Subject to the last sentence of this subparagraph (a), if the Minimum Condition is satisfied, at the request of Merger Sub, the Company will take all action necessary to enable Merger Sub to adopt this Agreement by written consent (the "WRITTEN CONSENT") (including the completion and mailing of the Information Statement) in accordance with the DGCL and its Certificate of Incorporation and bylaws and otherwise to notify the holders of Company Common Stock as promptly as practicable of the approval of this Agreement and the Merger. The record date for purposes of determining the holders of record entitled to consent to the Merger pursuant to this subparagraph shall be the close of business on the first business day after Merger Sub acquires shares of Company Common Stock pursuant to the Offer. Notwithstanding the foregoing and notwithstanding any other provision of this Agreement to the contrary, to the extent the Company is unable or it becomes reasonably impractical for the Company, pursuant to the rules and regulations of the SEC and/or of Nasdaq to obtain the requisite stockholder approval for this Agreement and the Merger, by means of the Written Consent and as contemplated by this subparagraph, the Company shall and shall be entitled to seek to obtain such stockholder approval pursuant to subparagraph (c) below.

          (b) Neither a preliminary nor a definitive Information Statement shall be filed, and no amendment or supplement to a preliminary or definitive Information Statement will be made by the Company, without consultation with Parent and its counsel. The Information Statement shall contain the notices and other information required by Section 228(d) and 262(d)(2) of the DGCL as applicable.

          (c) If required by the DGCL or the Company's Organizational Documents in order to consummate the Merger, the Company shall, as soon as practicable following the acquisition by Merger Sub of the shares of the Company Common Stock pursuant to the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of obtaining the Required Company Votes, and, the Company shall, through the Company Board, recommend to its stockholders that they accept the Offer and tender all of their shares of Company Common Stock to Merger Sub and vote in favor of the adoption of this Agreement; provided, however, that the Company Board may withdraw, modify or change such recommendation to the extent that the Company Board determines to do so in exercise of its fiduciary duties or as permitted under Section 5.4. Notwithstanding anything to the contrary contained in this Agreement, in the event the Minimum Condition is not met, the Company shall hold the Company Stockholders Meeting for the purpose of allowing the Company's stockholders to vote on the adoption of this Agreement (including in the event that the Company Board has determined at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it). Parent shall vote or cause to be voted all the shares of Company Common Stock owned of record by Parent, Merger Sub or any of its other Subsidiaries in favor of the approval of the Merger and adoption of this Agreement. After the date hereof and prior to the expiration of the Offer, Parent shall not purchase, offer to purchase, or enter into any contract, agreement or understanding regarding the purchase of shares of Company Common Stock, except pursuant to the terms of the Offer and the Merger.

          (d) Notwithstanding the preceding paragraph or any other provision of this Agreement, in the event Parent, Merger Sub or any other Subsidiary of Parent shall beneficially own, in the aggregate, at least 90% of the outstanding shares of the Company Common Stock, the Company shall not be required to call the Company Stockholders Meeting or to file or mail the Proxy Statement, and the parties hereto shall, at the request of Parent and subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for shares of the Company Common Stock by Merger Sub pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

          (e) If required by applicable law, as soon as practicable following Parent's request, the Company and Parent shall prepare and file with the SEC the Proxy Statement. Each of the Company and Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable.

5.2. ACCESS TO INFORMATION. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent ("PARENT REPRESENTATIVES") reasonable access during normal business hours, to all of its and its Subsidiaries" properties, books, contracts, commitments and records and its officers, management employees and representatives and, during such period, the Company shall furnish promptly to Parent, consistent with its legal obligations, all information concerning its business, properties and personnel as the other party may reasonably request; provided, however, the Company may restrict the foregoing access to the extent that (i) a Governmental Entity requires the Company or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries requires the Company or any of its Subsidiaries to restrict access to any properties or information (subject, however, to existing confidentiality and similar nondisclosure obligations and the preservation of attorney client and work product privileges). Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter (the "CONFIDENTIALITY AGREEMENT") dated April 7, 1999, between the Company and Parent, which Confidentiality Agreement shall, notwithstanding language in such Confidentiality Agreement to the contrary, remain in full force and effect.

5.3. APPROVALS AND CONSENTS; COOPERATION. Each of the Company and Parent shall cooperate with each other and use (and shall cause their respective
Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or case to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall use its reasonable efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Parent shall use its reasonable efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Offer Documents, Schedule 14D-9, Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated by this Agreement.

5.4. ACQUISITION PROPOSALS.

          (a) Unless and until this Agreement shall have been terminated by either party pursuant to Article VII hereof, the Company, its Subsidiaries, or any of the respective officers and directors of the Company or its Subsidiaries, shall not, and the Company shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, take or cause, directly or indirectly, any of the following actions with any party other than Parent, Merger Sub or their respective designees: (i) solicit, knowingly encourage, initiate, participate in or otherwise facilitate any negotiations, inquiries or discussions with respect to any offer, indication or proposal to acquire all or more than 15% of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, reorganization, tender or exchange offer or otherwise (each of the foregoing, an "ACQUISITION PROPOSAL") or (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 5.4(a) hereof of the obligations undertaken in this Section 5.4. The Company also will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company and/or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company.

          (b) Notwithstanding anything to the contrary contained in Section 5.4(a) or elsewhere in this Agreement, prior to the Effective Time, the Company may participate in discussions or negotiations with, and furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of the Company to any Person, entity or group if such Person, entity or group has delivered to the Company, prior to the date of the Company Stockholders Meeting or the Written Consent, as applicable, and in writing, an Acquisition Proposal which the Company Board in its good faith reasonable judgment determines if consummated would be more favorable, from a financial point of view, to the Company's stockholders than the transactions contemplated by this Agreement, which determination may be made only after the Company Board (i) receives advice of its legal counsel that the Company Board would breach its fiduciary duties if it did not accept the Acquisition Proposal and (ii) an opinion of its financial advisors to the effect that the Acquisition Proposal is superior, from a financial point of view, to the Company's stockholders than the transactions contemplated by this Agreement (a "SUPERIOR PROPOSAL"). In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (b)) will prevent the Company Board from executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to its stockholders, if the Company Board determines in accordance with the preceding sentence that its fiduciary duties require it to do so; in such case, the Company Board may withdraw, modify or refrain from making its recommendation of the Merger; PROVIDED, HOWEVER that the Company shall (i) promptly notify Parent, and in any event within 24 hours, if any such Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company or any of its Subsidiaries, indicating, in connection with such notice, the name of such person and the material terms of any such Acquisition Proposal, (ii) provide Parent at least 48 hours prior written notice of the Company's intention to execute or enter into an agreement relating to such Superior Proposal and (iii) terminate this Agreement by written notice to Parent provided no sooner than 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof). Notwithstanding anything to the contrary contained in Section 5.4 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 5.4 and
Section 7.2(b) and make a copy of this Section 5.4 and Section 7.2(b) available to a third party.

5.5. EMPLOYEE BENEFITS.

          (a) Subject to subparagraph 5.5(c) below, for a period of two years imme diately following the Closing Date, Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements for employees of the Company and its Subsidiaries which provide benefits which have a value which is at least comparable in the aggregate to the benefits provided by the Company Benefit Plans other than Company Equity Plans.

          (b) Employees of the Company and its Subsidiaries as of the Effective Time shall receive credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or their respective Subsidiaries in which such employees become participants, solely for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits; it being understood, that such service prior to the Effective Time shall not be credited for purposes of benefit accrual under any defined benefit pension plan or eligibility for post-retirement medical benefits.

          (c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including change in control provisions and including the Employee Retention Plan adopted by the Company on April 17, 1999) applicable to employees of the Company and its Subsidiaries provided to Parent on or prior to the date of this Agreement or described on the Company's SEC Reports. Notwithstanding the foregoing, (i) Parent agrees to include the employees of the Company and its Subsidiaries in a sabbatical policy that is substantially comparable to the Company Sabbatical Policy listed in Section 5.5(c) of the Company

Disclosure Schedule, (ii) except as provided in this Agreement, nothing shall in any way limit or restrict the ability of Parent or the Surviving Corporation following the Effective Time to modify, amend or terminate any Company Benefit Plan, in accordance with the terms of such Company Benefit Plan. Nothing contained herein shall limit or restrict the ability of Parent to terminate the employment of any employee.

5.6. FEES AND EXPENSES. Whether or not the transactions contemplated hereby are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of the Company resulting from the Merger,
(b) the Expenses incurred in connection with the printing, filing and mailing to stockholders of the Information Statement, if any, or the Proxy Statement and the solicitation of stockholder approvals shall be shared equally by the Company and Parent, and (c) as provided in Section 7.2. As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents and the Information Statement, if any, or the Proxy Statement, if any, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

5.7. INDEMNIFICATION; DIRECTORS" AND OFFICERS" INSURANCE. Parent and the Surviving Corporation shall cause to be maintained in effect (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of current or former officers and directors (each an "INDEMNIFIED PARTY") contained in the Organizational Documents of the Company or its Subsidiaries and in any agreements between an Indemnified Party and the Company or its Subsidiaries, provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims, and (ii) for a period of six years, the current policies of directors" and officers" liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time. Parent shall not be obligated to pay annual premiums to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "MAXIMUM PREMIUM"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

     This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. For a period of six years after the Effective Time (provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims), Parent shall indemnify the Indemnified Parties to the same extent as such Indemnified are entitled to indemnification pursuant to clause (i) of the first sentence of this
Section 5.7. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any action, proceeding or investigation in connection with any matter occurring prior to or on the Effective Time, including the transactions contemplated hereby, Parent will pay as incurred such Indemnified Party's reasonable fees and expenses of counsel selected by the Indemnified Party and reasonably acceptable to Parent (including the cost of any investigation and preparation and the cost of any appeal) incurred in connection therewith. This covenant shall survive the closing of the transactions contemplated hereby and is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

5.8. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the Company and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and
(ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.9. TAKEOVER STATUTES. If Section 203 of the DGCL or any other "fair price", "moratorium", "control share acquisition", "interested shareholder", "business combination" or other similar antitakeover statute or regulation (including, without limitation, the business combination provisions of Section 203 of the
DGCL) (each a "TAKEOVER STATUTE") shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board, subject to its fiduciary duties, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

5.10. RIGHTS AGREEMENT. The Company shall take all necessary action to cause the dilution provisions of the Company Rights Agreement to be inapplicable to the transactions contemplated by this Agreement, without any payment to holders of rights issued pursuant to such rights agreement.

5.11. EMPLOYEE STOCK OPTIONS. The Company shall use its best efforts to take all action necessary so that each outstanding stock option granted by the Company to employees, directors or consultants under the Company Equity Plans (an "OPTION") whether or not then vested or exercisable, shall be canceled immediately prior to the Effective Time, and shall thereafter represent the right to receive at the Effective Time from the Company or as soon as practicable thereafter from the Surviving Corporation in consideration for such cancellation an amount in cash equal to the product of (A) the number of shares of Company Common Stock previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Option, less any required withholding taxes. Promptly following the execution of this Agreement, the Company shall mail to each person who is a holder of outstanding stock options granted pursuant to the Company Equity Plans (regardless of whether such stock options are vested or exercisable at the time) a letter in a form acceptable to Parent which describes the treatment of and payment for such options pursuant to this Section 5.11 and provides instructions for use in obtaining payment for such options hereunder. The Company shall use its reasonable best efforts to obtain a release from each such holder, prior to or as soon as practicable following the Effective Time, by which such holder effectively relinquishes all rights with respect to such holder's outstanding stock options upon payment therefor in accordance with this
Section 5.11. The Company shall take all actions necessary to cause the Company Equity Plans to be terminated effective as of the Effective Time.

5.12. FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Company, Parent and Merger Sub shall take any such necessary action.

                                   ARTICLE VI.
                              CONDITIONS PRECEDENT

6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (subject to Section 1.4(c)) on or prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVAL. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and all the transactions contemplated hereby (including the Merger) to the extent required by law.

          (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) NO INJUNCTION OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

          (d) REQUIRED REGULATORY APPROVALS. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company, Parent or Merger Sub to consummate the transactions contemplated hereby (collectively, "REQUIRED REGULATORY APPROVALS"), shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

          (e) COMPLETION OF THE OFFER. Merger Sub shall have (i) commenced the Offer pursuant to Article I hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all shares of Company Common Stock duly tendered and not withdrawn; provided, however, that neither Parent nor Merger Sub shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

                                  ARTICLE VII.
                            TERMINATION AND AMENDMENT

7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of this Agreement and the matters contemplated herein, including the Merger, by the stockholders of the Company

          (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

          (b) By either the Company or Parent if the Merger shall not have been consummated by the date which is four months from the date of this Agreement (the "OUTSIDE DATE"); provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date and shall not be available to Parent if it has purchased shares of the Company Common Stock pursuant to the Offer;

          (c) By the Company or Parent if the Offer is terminated or withdrawn pursuant to its terms without any shares of Company Common Stock being purchased thereunder; provided that Parent may terminate this Agreement pursuant to this
Section 7.1(c) only if Parent's or Merger Sub's termination or withdrawal of the Offer is not in violation of the terms of this Agreement or the Offer;

          (d) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of
Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (e) By either Parent or the Company if any approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained at the Company Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

          (f) By Parent, prior to the purchase by Merger Sub of shares of Company Common Stock pursuant to the Offer, if (i) the Company Board shall have withdrawn or adversely modified its recommendation of the Offer, the Merger or this Agreement or the Company Board, upon request by Parent, shall fail to reaffirm such approval or recommendation within 10 business days after such request if an Acquisition Proposal is pending, or shall have resolved to do any of the foregoing; (ii) the Company Board shall have recommended to the stockholders of the Company that they approve, an Acquisition Proposal other than transactions contemplated by this Agreement; (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer; (iv) for any reason the Company fails to call and hold the Company Stockholders Meeting by the Outside Date (provided that Parent's right to terminate this Agreement under such clause (iv) shall not be available if at such time the Company would be entitled to terminate this Agreement under
Section 7.1(c) or Section 7.1(i) or following the purchase by Merger Sub of a number of shares of Company Common Stock that satisfies the Minimum Condition); or (v) if the Company or any of the Persons described in Section 5.4(a) shall
(A) willfully and materially breach Section 5.4(a) or (B) take any of the actions that would be proscribed by Section 5.4(a) but for the provisions of
Section 5.4(b) allowing certain actions to be taken pursuant to Section 5.4(b) under the conditions set forth therein.

          (g) By the Company, prior to the purchase by Merger Sub of shares of Company Common Stock pursuant to the Offer, if the Company Board determines to accept a Superior Proposal;

          (h) By Parent, prior to the purchase by Merger Sub of shares of Company Common Stock pursuant to the Offer, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if (i) any representation or warranty of the Company that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Company that is not so qualified shall have become untrue in any material respect (a "TERMINATING COMPANY BREACH"); provided, however, that, such Terminating Company Breach must be reasonably likely to materially adversely affect the Company or the consummation of the Offer or the Merger and if such Terminating Company Breach is capable of being cured by the Company prior to the Effective Time through the exercise of its best efforts, so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 7.1(h); or

          (i) By the Company, upon a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if
(i) any representation or warranty of Parent or Merger Sub that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect ("TERMINATING PARENT BREACH"); provided, however, that, such Terminating Parent Breach must be reasonably likely to materially adversely effect the consummation of the Offer or the Merger and if such Terminating Parent Breach is capable of being cured by Parent prior to the Effective Time through the exercise of best efforts, so long as Parent continues to exercise such best effort, the Company may not terminate this Agreement under this
Section 7.1(i);

          (j) By the Company, if Merger Sub shall have failed to amend the Offer within the two Business Day period specified in Section 1.1(a) or Merger Sub fails to purchase validly tendered shares of the Company Common Stock in violation of the terms of the Offer or this Agreement; or

          (k) By Parent or the Company, if the Offer terminates or expires on account of the failure of any condition specified in Annex A without Merger Sub having purchased any shares of Company Common Stock thereunder (provided that the right to terminate this Agreement pursuant to this subparagraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition).

7.2. EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to the last sentence of Section 5.2, Section 5.6, this Section 7.2 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

          (b) In the event that (x) this Agreement is terminated pursuant to
Section 7.1(f) or 7.1(g), or (y) (i) the Offer shall have remained open for a minimum of at least 20 Business Days from the date that it is amended pursuant to Section 1.1(a), (ii) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange
Act) other than Parent or Merger Sub or any of their respective Subsidiaries or affiliates shall have become the beneficial owner of 15% or more of the outstanding shares of Company Common Stock or made any Acquisition Proposal,
(iii) the Minimum Condition shall not have been satisfied and the Offer is terminated pursuant to Section 7.1(c) and Merger Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer and (iv) within twelve months of such termination the Company enters into an agreement providing for the consummation of an Acquisition Proposal (as such term is defined in Section 5.4(a), except that the reference in such definition to 15% shall be deemed a reference to 40% for purposes of this clause (iv) only) or any other person or other entity (other than Parent or any of its affiliates) becomes the beneficial owner of 40% or more of the outstanding shares of Company Common Stock, then the Company shall pay the Parent in cash (A) $30,000,000 plus (B) up to $7,500,000 of Parent's reasonable and documented expenses incurred in connection with the Offer and Merger ((A) and (B) together, the "TERMINATION FEE"), which amount shall be payable by wire transfer of immediately available funds no later than two Business Days after such termination, in the case of clause (x), or within two business days of the Company entering into an agreement or a person becoming the beneficial owner of 40% or more of the Company's outstanding shares of Company Common Stock, in the case of clause (y); PROVIDED, HOWEVER, the Termination Fee shall not be payable following termination by Parent pursuant to Section 7.1 (f)(v)(B) unless within one year of the date of such termination the Company or one or more of its affiliates enters into an agreement providing for the consummation of an Acquisition Proposal (as defined in Section 5.4(a), except that the reference in such definition to 15% shall be deemed to be a reference to 40% for purposes of this proviso only), in which case the Company shall pay Parent the Termination Fee within two business days after the entry into such agreement; PROVIDED, FURTHER, HOWEVER, that the one year period in the period in the preceding provision shall be deemed to be two years if the Company enters into an agreement providing for the consummation of an Acquisition Proposal with the Person that made the Superior Proposal that caused the Company to take the actions that triggered Parent's right to terminate under Section 7.1(f)(v)(B). The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.2(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. on the date such payment was required to be made.

7.3. AMENDMENT. Subject to Section 1.4(c), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4. EXTENSION; WAIVER. Subject to Section 1.4(c), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; NO OTHER REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein shall by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims an other representations or warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the tenth Business Day following the dale of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as sct forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Parent or Merger Sub, to, Koninklijke Philips Electronics N.V., Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, The Netherlands,
Attention: Guido R.C. Dierick, Director and Deputy Secretary, Facsimile No:
011-31-20-597-7230, with copies to Neil T. Anderson, Esq., Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, Facsimile No.: 212-558-3588;

          (b) if to the Company, to, VLSI Technology, Inc., 1109 McKay Drive, San Jose, California 95131, Attention: Alfred J. Stein, Chairman and Chief Executive Officer, Facsimile No.: 408-263-2511, with a copy to Christopher L. Kaufman, Esq., Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California, 94111, Facsimile No.: 415-395- 8095.

8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this


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

Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Article II and Sections 1.4(c) and 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

8.6. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

          (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby


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

irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND
(iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6(c).

8.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

8.9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10. DEFINITIONS. As used in this Agreement:

          (a) "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

          (b) "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

          (c) "COMPANY EQUITY PLANS" means the Company's 1986 Directors' Stock Option Plan, Amended and Restated Employee Stock Purchase Plan, Compass Design Automation, Inc. 1992 Stock Option Plan, as amended, 1992 Stock Plan, as amended, and the 1998 Nonstatutory Stock Option Plan.

          (d) "INTELLECTUAL PROPERTY" shall mean patents, copyrights, trademarks (registered and unregistered), service marks, brand names, trade names, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, technology, know-how, software, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted and any other trade secrets related thereto.

          (e) "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any adverse change, circumstance, development, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, developments, events and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such entity and its Subsidiaries taken as a whole; provided, however, that with respect to the Company the term Material Adverse Effect shall not include (i) any change, circumstance, development, event or effect that relates to or results primarily from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or (ii) changes in general economic conditions, financial markets generally (including


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

fluctuations in the price of shares of the Company Common Stock or shares of capital stock of Parent) or conditions in the semiconductor and related industries generally.

          (f) "MATERIAL SUBSIDIARIES" of a Person shall mean the "Significant Subsidiaries" of such Person as defined under Regulation S-X of the Securities Act.

          (g) "ORGANIZATIONAL DOCUMENTS" means, with respect to any entity, the certificate of incorporation, bylaws or other governing documents of such entity.

          (h) "PERSON" means an individual, corporation, partnership, limited liability company association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          (i) "REQUIRED CONSENTS" means (i) all material required approvals and consents of any Governmental Entity obtained on terms and conditions reasonably satisfactory to Parent and (ii) Parent or the Merger Sub shall not have received notice under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment") that the Committee on Foreign Investment in the United States ("CFIUS") has determined to investigate the Offer or any related transaction and the time that CFIUS can decide to take such action shall have expired.

          (j) "SUBSIDIARY" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

          (k) (i) "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and
(ii) "TAX RETURN" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

          (l) "THE OTHER PARTY" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

8.11. PERFORMANCE BY MERGER SUB.

          Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and under the Offer and to cause Merger Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause Merger Sub to take such action.

          IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of May 1, 1999.


                              KONINKLIJKE PHILIPS ELECTRONICS N.V.,
                                 a company incorporated under the laws of The
                                 Netherlands


                              By:     /s/ ARTHUR VAN DER POEL
                                 ----------------------------------------------
                                 Name:     Arthur van der Poel
                                 Title:    Executive Vice President

                              KPE ACQUISITION INC.,
                                 a Delaware corporation


                              By:    /s/ GUIDO R.C. DIERICK
                                 ----------------------------------------------
                                 Name:     Guido R.C. Dierick
                                 Title:    Vice President and Treasurer

                              VLSI TECHNOLOGY, INC.,
                                 a Delaware corporation


                              By:    /s/ ALFRED J. STEIN
                                 ----------------------------------------------
                                 Name:     Alfred J. Stein
                                 Title:    Chairman and Chief Executive Officer

                                     ANNEX A


                             CONDITIONS TO THE OFFER


          The Offer shall be conditioned upon the Minimum Shares being validly tendered and not withdrawn prior to the date which is 10 Business Days following the amendment of the Offer in accordance with the terms of Section 1.1(a) of the Agreement or such later date as the Offer may be extended by an amendment to the Agreement in accordance with the provisions thereof. Moreover, notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Merger Sub shall not be obligated to accept for payment any shares of Company Common Stock until all Required Regulatory Approvals shall have been obtained, made or satisfied and until the expiration of any waiting periods applicable under antitrust or competition laws of any applicable jurisdiction and Merger Sub shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered in the Offer, or if the Minimum Shares shall not have been validly tendered pursuant to the Offer and not withdrawn, may terminate or amend the Offer, subject to the terms and conditions of the Agreement and Merger Sub's obligation to extend the Offer pursuant to Section 1.1(b) if, prior to the time of acceptance for payment of any such shares of Company Common Stock (whether or not any other shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall occur and remain in effect:

          (a) the Company, Parent and the United States government or appropriate agency thereof shall not have reached a mutually satisfactory arrangement so that Parent's acquisition of the Company Common Stock would not present national security concerns on account of the Company being a party to government contracts; provided that Parent's invocation of this condition shall be subject to Parent's satisfaction of its obligations under Section 4.3(b) of the Agreement;

          (b) there shall be pending any action, litigation or proceeding (hereinafter, an "ACTION") by any Governmental Entity: (i) challenging the acquisition by Parent or Merger Sub of shares of Company Common Stock or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitations on Parent's, Merger Sub's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or the business or assets of any significant Subsidiary of Koninklijke Philips Electronics N.V., or to compel Parent or Merger Sub to dispose of or hold separate all or any material portion of Parent's or Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates and

Subsidiaries) as a result of the Offer or the Merger; (iii) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to acquire or hold, to exercise full rights of ownership of, the shares of Company Common Stock including, without limitation, the right to vote the shares of Company Common Stock purchased by them on an equal basis with all other shares of Company Common Stock on all matters properly presented to the shareholders of the Company, which in the case of clause (i), (ii) or (iii), if successful or if the Offer were consummated prior to the resolution thereof, would have a Material Adverse Effect on the Company or Parent or would materially and adversely effect the ability of Parent to conduct its business or the business of the Company following the consummation of the Offer or Parent demonstrates would reasonably be determined to have a material adverse effect on the economic or business benefits of the Merger;

          (c) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger, or any other action shall have been taken by any court or other Governmental Entity, that is reasonably expected to result in any of the effects of any Action referred to in clauses (i) through (iii) of paragraph (b) above;

          (d) there shall have been a Material Adverse Effect on the Company; or

          (e) the Agreement shall have been terminated by the Company or Parent or Merger Sub pursuant to its terms.

          The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to such condition or, except for the Minimum Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion.. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

          The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term Merger Agreement shall be deemed to refer to the Agreement to which this Annex A is appended.



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